Exhibit 1.11

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software’s Pivotal User Conference Yields Insights Into Achieving Extreme Business Performance

Atlanta — Oct. 13, 2006 – Pivotal Corporation, a leading Customer Relationship Management (“CRM”) solution provider and a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), announced today the overwhelming success of its Customer Summit 2006, which again drew record attendance. The user conference – themed “Extreme Performance” – was held Oct. 10-12 in Chicago.

Pivotal customers, representing a cross section of industries including financial services, homebuilding, healthcare, manufacturing and business services, converged at this year’s Customer Summit to attend informative presentations, breakout and workshop sessions that were predominantly led or co-led by customers. The agenda also included hands-on test drives of new products and personalized one-on-one consultations with Pivotal professionals. Keynote addresses were delivered by Barton Goldenberg, founder and president of ISM Inc., a recognized authority on premier Customer Relationship Management, Eric Musser, president of CDC Software, and Bruce Cameron, senior vice president of Pivotal

Customers also learned more about the innovative new version of previously announced Pivotal CRM 5.9, featuring enhanced usability, Pivotal Handheld, a Blackberry® wireless Handheld™ mobile application and Pivotal Call Scripting for automating customer interactions. In the workshops and break-out sessions, customers, including some of the most recognized names in financial services, homebuilding, healthcare, manufacturing and business services, presented their Best Practices and ROI metrics. Presentations and sessions focused on using Pivotal CRM to achieve extreme business performance. The presentations detailed how Pivotal CRM helped them accomplish optimal performance, higher efficiency, reduced costs, improved access to information, better customer relationships and measurable competitive advantages in their industries.

“Its good to come together as a group of customers in this Summit and it’s also valuable because Pivotal listens to us,” said Tom Dobbe, vice president, Farm Credit Services of America. “Pivotal wants to know what their customers think, where we’re going next and what we need in the future. That’s one of the reasons why we selected Pivotal, because they believe it’s all about the customer.”

“We are delighted that we had such a strong showing of customers from our target industries at this year’s user conference,” said Eric Musser, president of CDC Software. “Our entire organization is very proud of our contributions to their accomplishments and measurable successes. Our customers represent some of the most forward-thinking professionals in the area of CRM and their sharing of ideas and best practices through our conferences and forums, is one of the key factors to continually enhancing their overall business performance.”

About Pivotal Corporation
Pivotal Corporation, a division of CDC Software, a subsidiary of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are used by more than 2,000 companies around the world to produce meaningful increases in revenues, margins, and customer loyalty.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of the use of Pivotal CRM to increase visibility of operational performance, streamline processes, capitalize on market opportunity, manage growth and improve margins. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services, homebuilding, healthcare, manufacturing and business services industries; the continued ability of Pivotal to address industry-specific requirements; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow customers to compete more effectively and changes in the type of information required to compete in the respective industries. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.